Media:	Investor Relations:
Eric Miscoll	David K. Waldman
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020 x101

FOR IMMEDIATE RELEASE

TXP Corporation to Amend Previously Issued Quarterly Reports

RICHARDSON, TEXAS - February 1, 2007 - TXP Corporation (OTCBB: TXPO), a global provider of Pre-Manufacturing Services for the electronics and telecommunications industries, announced today that it will amend its previously filed Forms 10-QSB for the second quarter ended June 30, 2006 and the third quarter ended September 30, 2006. The determination was made following the receipt of comments from the Securities and Exchange Commission staff regarding the company’s SB-2 filed on December 15, 2006.

The company plans to restate its accounting for deferred offering costs incurred by TXP related to entering into the $15 million Standby Equity Distribution Agreement in August of 2004. In accordance with SAB TOPIC 5A, significant delays in offerings are considered to be aborted and that related offering costs should be expensed. The Company anticipates the effects of the restatement to increase the net loss for the nine months ended September 30, 2006 by $697,000 and to reduce total assets and total equity as of September 30, 2006 by $697,000. The Company anticipates the effects of the restatement to increase the net loss for the three and six months ended June 30, 2006 by $697,000 and to reduce total assets and total equity as of June 30, 2006 by $697,000.

In addition the Company will reclassify certain convertible debt and related derivative financial instruments maturing in August of 2007 as current liabilities. The Company anticipates no effect on total assets, total liabilities, or total equity as of September 30, 2007 as a result of correcting the presentation of convertible debt and related derivative financial instruments.

The Company is in the process of finalizing the restated financial statements and intends to file the restated financial statements shortly. However, the Company cautions that its discussions with the Securities and Exchange Commission staff are ongoing, and as a result, there can be no assurances when the restated financial statements will be completed and filed, or whether the Securities and Exchange Commission staff may have further comments.

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About TXP

TXP, based in Richardson, Texas, is a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. The company excels in both design and supply chain solutions services for new product development which include prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain management as well as the transfer of product into production. TXP's core technology focus is on complex printed circuit board assemblies, photonics, optoelectronics, and advanced packaging solutions, while forging profitable business opportunities with well-positioned high speed, digital, analog, and RF technologies and industries that require complementary service requirements. By working closely with its customers and being highly responsive to their requirements throughout the design processes, TXP believes that it can be an integral part of its customers' operations, accelerate their time-to-market and time-to-volume production and reduce their product costs. TXP has three operating divisions that build on its core Design for Manufacturability foundation: TXP-Texas Prototypes, TXP-Retrofit Solutions, and iPhotonics. For more information visit: www.iphotonics.com.

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